Exhibit 31.2

SCS LABS Corporation

200 Continental Drive, Suite 401

Newark, Delaware 19713

December 31, 2025

U.S. Bank Trust National Association

100 Wall Street

New York, NY 10005

Re:	Annual Compliance Certificate

SCS LABS Corporation Corporate Backed Trust Certificates

Dear Sir / Madam:

Pursuant to Section 3.10(d) of the Standard Terms for Trust Agreements, dated as of January 16, 2001 (the “Standard Terms”), between SCS LABS Corporation (formerly known as Lehman ABS Corporation), as depositor (the “Depositor”), and U.S. Bank Trust National Association, as trustee (the “Trustee”), as supplemented by a series supplement applicable to each transaction listed on Schedule A attached hereto (each, a “Series Supplement”, and together with the Standard Terms, the “Trust Agreement”), between the Depositor and the Trustee, the undersigned hereby attests that, to the best of his knowledge, in 2025 the Depositor has complied with all covenants and conditions under the Trust Agreements, other than Sections 3.I0(a), (b) and (c) of the Standard Terms, solely with respect to the current reports on Form 8-K and annual reports on Form 10-K as set forth on Schedule A hereto which will be filed by the Depositor with the Commission.

Very truly yours,

SCS LABS Corporation (f/k/a Lehman ABS Corporation)

By:	/s/ Paul Edwards
Paul Edwards, Director

Schedule A to SCS LABS Corporation 2025 Compliance Letter

Corporate Backed Trust Certificates, Series 2004-6 Goldman Sachs Capital I Securities-Backed